EXHIBIT 99.1

Profound Medical Reports Fourth Quarter and Full Year 2025 Financial Results

TORONTO, March 05, 2026 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets innovative interventional MRI (“iMRI”) procedures, today reported financial results for the fourth quarter and full year ended December 31, 2025. Unless specified otherwise, all amounts in this press release are expressed in U.S. dollars and are presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

Business Highlights

  Q4-2025 revenue grew 43% year-over-year and 13% sequentially quarter-over-quarter to a record $6.0 million.
  Profound’s TULSA-PRO® qualified sales pipeline also continues to grow, and currently stands at 110 new systems being classified within one of the “Verify, Negotiate and Contracting” stages.
  The Company’s TULSA-PRO installed base stood at 78 as of December 31, 2025 and, due to its strong capital sales pipeline, Profound currently expects to reach approximately 120 installs by the end of 2026.
  Profound continued to see a wide variety of prostate disease patients treated by its TULSA-PRO customers in the fourth quarter of 2025:
    67% were treated for prostate cancer only, 17% were hybrid patients suffering from both prostate cancer and benign prostatic hyperplasia (“BPH”), 13% were salvage, and 3% were men with BPH only;
    For cancer grade, 5% were GG1, 57% were GG2, 29% were GG3, and 9% were GG4 & GG5;
    By intention-to-treat, 44% were whole gland; 24% were sub-total but more than half the gland; 24% were hemi-ablations, and 9% were focal therapy; and
    For prostate size, 9% were <20cc; 42% were 20-40cc; 31% were 40-60cc; 17% were 60-100cc; and 2% were over 100cc.
  In October 2025, Profound unveiled new, real-world data from the internationally recognized Busch Center. The data — marking the center’s milestone of 500 completed TULSA Procedures™ — demonstrated the procedure’s versatility and success in treating a broad spectrum of prostate diseases, severities, and aggressions.
  As user interest in Profound’s technologies continues to build, the Company is deploying its own direct sales team in North America, while partnering with select strategic distribution partners to support the business potential and the customer base in other parts of the world. In November 2025, Profound:
    Regained exclusive distribution rights for TULSA-PRO in Canada;
    Entered into an exclusive distribution and supply agreement for its TULSA-PRO and Sonalleve® technologies in Saudi Arabia with Al Faisaliah Medical Systems Co. (FMS), a subsidiary of one of the Kingdom’s most prominent business conglomerates, Al Faisaliah Group (AFG); and
    Entered into a strategic distribution agreement with Getz Healthcare to introduce TULSA-PRO in Australia and New Zealand.
  Also in November, Profound announced that the Hong Center Scottsdale, led by Dr. Y. Mark Hong of Integrative Urology in Phoenix, Arizona, achieved a world-first milestone: 200 TULSA Procedures performed independently by a urologist, without radiologist involvement.
  In November/December 2025, Profound launched its TULSA-AI® Volume Reduction module for optimizing the treatment of patients with BPH at the Radiological Society of North America meeting in Chicago, IL. The use of AI to streamline the workflow and reduce procedure times is a significant advancement that makes using TULSA-PRO for treating enlarged prostate just as efficient as other modern procedures, but with the advanced benefits of precision and customization to any prostate shape or size. The Company believes the reduced procedure times for BPH will increase adoption of the TULSA Procedure and triple Profound’s total available market in prostate disease to about 600,000 patients annually.
  In December 2025, Pejman Ghanouni, MD, PhD, Associate Professor in the Department of Radiology, Division of Body MRI at Stanford University School of Medicine, received the Cum Laude award for his presentation titled "CAPTAIN Randomized Controlled Trial of MRI-Guided Transurethral Ultrasound Ablation (TULSA) Versus Robotic Radical Prostatectomy" at the 2025 Radiological Society of North America ("RSNA") Annual Meeting.
  Also in December, the Company significantly strengthened its balance sheet via the closing of a $36.0 million registered direct offering in the United States and an upsized $6.45 million private placement in Canada. Both the registered direct offering and private placement were structured as straightforward equity investments with no warrant coverage and were led by healthcare-dedicated investors alongside existing shareholders.
  In January 2026, Profound announced two U.S. commercial milestones. The Johns Hopkins Hospital (Baltimore, MD) treated its first non-clinical-trial prostate cancer patient using the Company’s TULSA-PRO system, marking the official launch of Profound’s technology at one of the world’s most influential centers for prostate cancer innovation and coinciding with the opening of Johns Hopkins Medicine’s new iMRI suite. Soon thereafter, the world-renowned Mount Sinai Hospital (New York, NY) successfully treated its first prostate cancer patient with the TULSA-PRO system, becoming the first health system in the New York metropolitan area to offer the TULSA Procedure.
  In February 2026, PRO FAMILIA Specialist Hospital in Rzeszów, Poland completed its 500th Sonalleve® Procedure.
  Also in February, the Company received the 2025/2026 Mount Logan Award from INOVAIT, the Canadian national network for commercializing breakthroughs in image-guided therapy (IGT) and AI. The award recognizes Profound’s achievement of significant milestones, including treating the 4,000th TULSA Procedure patient, securing reimbursement for the TULSA Procedure by the U.S. Centers for Medicare & Medicaid Services (CMS) at Urology APC Level 7, and establishing strategic partnerships to expand patient access to TULSA-PRO globally.
  Today, Profound is pleased to announce that Laurence Klotz, M.D., FRCSC, an esteemed urologist and professor of surgery at the University of Toronto and the Sunnybrook Chair of Prostate Cancer Research, will present the first clinical outcomes from the Level 1 post-market CAPTAIN trial comparing the safety and efficacy of the TULSA Procedure with robotic radical prostatectomy in men with localized prostate cancer next week at the 41st Annual European Association of Urology (EAU) Congress in London, UK. EAU26 is a premier academic urology meeting, and the Company is pleased that the data have been selected for inclusion in the meeting’s Late-Breaking and High-Impact session on Friday, March 13th.

“We continued to execute well, delivering record revenues, an expanded TULSA-PRO installed base, and a stronger capital sales pipeline again in the fourth quarter — validating our belief that Q3-2025 marked an important inflection point in our business,” said Arun Menawat, Profound’s CEO and Chairman. “Moving forward, with the strengthening of our balance sheet via the completion of our financing in December, and based on several upcoming potential catalysts, including the clinical outcomes from the Level 1 post-market CAPTAIN study, we believe that we are on the right path toward driving high double digit to low triple digit revenue growth and, ultimately, positive cash flows and net profitability.”

Summary Fourth Quarter 2025 Results

For the quarter ended December 31, 2025, Profound recorded revenue of approximately $6.0 million, with $2.3 million from recurring - non-capital revenue, which consists of the sale of TULSA-PRO one-time use devices service revenue related to extended warranties, and $3.7 million from the one-time sale of capital equipment. Fourth quarter 2025 revenue was up 43% from $4.2 million for the same three-month period a year ago.

Gross margin for the fourth quarter of 2025 was 67%, compared to 71% in the prior year period. The lower than usual fourth quarter 2025 gross margin was primarily due to product mix and new market introductory prices with international distributors in Saudi Arabia and Australia.

Total operating expenses in the fourth quarter of 2025 were approximately $11.4 million, up marginally from $11.3 million in the prior year period. The increase in operating expenses was primarily due to increased headcount, increased sales force, commission payments, and increased travel and infrastructure costs to support the Company’s growth.

Fourth quarter 2025 net loss was approximately $8.2 million, or $0.27 per common share, compared to a net loss of approximately $4.9 million, or $0.20 per common share, in the three months ended December 31, 2024.

Summary Full Year 2025 Results

For the year ended December 31, 2025, Profound recorded revenue of approximately $16.1 million, with $9.7 million from recurring non-capital revenue and $6.4 million from the one-time sale of capital equipment. This compares to revenue of approximately $10.7 million in the year ended December 31, 2024.

Profound’s full year 2025 gross margin was 71%, compared to 66% in the prior year period. Gross margin expansion in 2025 was primarily due to increased selling prices coupled with the growth in the number of capital systems sold.

Total operating expenses in the year ended December 31, 2025 were approximately $52.6 million, compared with $40.1 million in 2024. The increase in operating expenses was primarily due to increased headcount, increased enrolment for the CAPTAIN trial and higher material expenditures and travel associated with the trial, increased testing and design modification, increased sales force and commission payments, and increased travel and infrastructure costs to support the Company’s growth. Partially offsetting these increases was a decrease to insurance due to lower premium rates and a reduction in trade receivable write-offs.

Profound recorded a net loss for the year ended December 31, 2025 of approximately $42.6 million, or $1.41 per common share, compared to approximately $27.8 million, or $1.12 per common share, for the year ended December 31, 2024.

Liquidity and Outstanding Share Capital

As at December 31, 2025, Profound had cash of approximately $59.7 million.

As at March 5, 2026, Profound had 36,293,640 common shares issued and outstanding.

For complete financial results, please see Profound’s filings, which will be made available under Profound’s profile at www.sedarplus.com, www.sec.gov and on Profound’s website under “SEC & SEDAR+ Filings.”

Changes to Board of Directors

Profound also announced today that Kris Shah has resigned from its Board of Directors and Frank Baylis has been appointed as Mr. Shah’s successor, effectively immediately.

Mr. Baylis joined Baylis Medical Company in 1989, serving as its President until 2015. During his tenure, the company grew into an internationally recognized developer of medical devices used in cardiac electrophysiology, structural heart disease, and spine procedures. He returned to Baylis Medical Company in 2019 after serving as Liberal Member of Canada’s Parliament for the federal riding of Pierrefonds-Dollard from 2015 to 2019. During his time at Baylis Medical Company, his leadership and vision helped build the company from a small start-up into a global leader, ultimately leading to its acquisition by Boston Scientific in 2022 for $1.75 billion. Mr. Baylis also co-founded the consulting business OME Group in 1991, which was sold to Ernst and Young in 2011. Currently, Mr. Baylis is the Executive Chairman of Baylis Medical Technologies, a leader in the development and commercialization of innovative medical devices in the fields of interventional radiology and spine procedures. Headquartered in Canada, the company also provides contract manufacturing services to some of the world’s leading medical device companies.

Mr. Baylis is an active board member for Epineuron Technologies, a clinical-stage company developing a novel class of bioelectronic therapy that offers a transformative approach to aid in the treatment of injured peripheral nerves. In the past he has served on the boards of MEDEC, Campus de Technologie de Sante (CTS), and the Business Advisory Committee of HTX. His list of accomplishments includes several patents, the Ernst and Young Entrepreneur Award for Healthcare in Quebec (2011) and the University of Waterloo Alumni Achievement Award (2014). Mr. Baylis holds a Bachelor of Science in Electrical Engineering from the University of Waterloo, and while attending, he met Mr. Shah, and together they founded Baylis Medical Technologies.

“On behalf of the Board and staff of Profound, I would like to take this opportunity to thank Kris for his many contributions to the Company and wish him all the best in his future endeavours,” said Dr. Menawat. “I am also very pleased to welcome Kris’ long-time business partner, Frank, to our team. He is not only a successful entrepreneur and experienced executive, but also has a breadth of relevant business and Board experience that should be invaluable as Profound executes the next stages of its growth strategy.”

Conference Call Details

Profound Medical is pleased to invite all interested parties to participate in a conference call today at 4:30 pm ET during which time the results will be discussed.

To participate in the conference call by telephone, please pre-register via this link to receive the dial-in number and your unique PIN.

The call will also be broadcast live and archived on Profound's website in the Investors section here.

About Profound Medical Corp.

Profound is a commercial-stage medical device company and an innovator in interventional MRI (iMRI) procedures, enabling precise, incision-free therapies that improve clinical confidence, procedural control, and patient outcomes. By leveraging real-time MRI guidance, Profound’s technologies are designed to replace uncertainty with clarity across treatment planning, delivery, and confirmation.

The company’s flagship platform, TULSA-PRO®, enables MRI-guided, incision-free prostate therapy designed for precision and flexibility. The TULSA Procedure™ allows physicians to see, treat, and confirm therapy in real time, supporting personalized treatment strategies across the continuum of prostate care—from whole-gland to subtotal, hemi, multifocal, and focal treatment. This approach enables individualized care for the full spectrum of prostate disease, including prostate cancer and/or benign prostatic hyperplasia (BPH), while minimizing side effects typically associated with surgery or radiation, such as urinary incontinence and/or erectile dysfunction.

Profound also commercializes Sonalleve®, an MRI-guided therapy that provides a non-surgical treatment option for pain palliation of bone metastases, desmoid tumors, and osteoid osteoma, as well as for common gynecologic conditions including uterine fibroids and adenomyosis. Sonalleve delivers targeted therapy with no incisions, no blood loss during the procedure, no overnight hospital stay, and faster recovery — and, in gynecologic applications, enables uterine-sparing treatment that may help preserve fertility. Profound is also exploring additional clinical applications for Sonalleve, including non-invasive ablation of abdominal cancers and hyperthermia-based cancer therapies.

Profound Medical’s technologies are approved across major global markets. TULSA-PRO is cleared or approved in the United States, Europe, Canada, Saudi Arabia, India, Australia/New Zealand, and the UAE, while Sonalleve is cleared or approved in the United States (HDE), Europe, Canada, China, and Saudi Arabia.

Through real-time MRI guidance and data-driven innovation, Profound is advancing the future of MRI-guided therapy — expanding access to precise, personalized, and incision-free treatment options worldwide.

Forward-Looking Statements

This release includes forward-looking statements regarding Profound and its business which may include, but is not limited to, the expectations regarding the efficacy of Profound’s technology in the treatment of prostate cancer, BPH, uterine fibroids, adenomyosis, palliative pain treatment, desmoid tumors, and osteoid osteoma; the extent and timing of Profound’s completion of TULSA-PRO® system sales from its qualified sales pipeline; Profound’s expectations for future revenues; and the success of Profound’s commercialization strategy and activities for TULSA-PRO and Sonalleve. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "is expected", "expects", "scheduled", "intends", "contemplates", "anticipates", "believes", "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of Profound. The forward-looking events and circumstances discussed in this release, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, including risks regarding the medical device industry, regulatory approvals, reimbursement, economic factors, the equity markets generally and risks associated with growth and competition. Although Profound has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Other factors and risks that may cause actual results to differ materially from those set out in the forward-looking statements are described in Profound's Annual Report on Form 10-K and other filings made with U.S. and Canadian securities regulators, available at www.sedarplus.com and www.sec.gov. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Profound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, other than as required by law.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849

Profound Medical Corp.
Consolidated Balance Sheet
As at December 31, 2025 and 2024
In USD (000s)

	2025 $	2024 $

Assets

Current assets:
Cash	59,723	54,912
Trade and other receivables, net	7,200	7,045
Inventory	8,238	5,801
Prepaid expenses and deposits	928	1,307
Total current assets	76,089	69,065

Trade and other receivables, net	300	-
Property and equipment, net	698	425
Intangible assets, net	138	261
Right-of-use assets, net	184	396
Deferred tax assets, net	66	87
Total assets	77,475	70,234

Liabilities

Current liabilities:
Accounts payable	1,563	1,317
Accrued expenses and other current liabilities	3,815	2,835
Deferred revenue	445	419
Long-term debt	-	1,737
Lease liabilities	213	257
Income tax payable	39	-
Total current liabilities	6,075	6,565

Deferred revenue	388	49
Long-term debt	4,499	2,924
Lease liabilities	-	203
Other non-current liabilities	79	71
Total liabilities	11,041	9,812

Commitments and contingencies

Shareholders’ equity

Common shares, no par value, unlimited shares authorized, 36,293,640 and 30,039,809 issued and outstanding at December 31, 2025 and 2024, respectively	323,839	281,552
Additional paid-in capital	25,310	21,298
Accumulated other comprehensive income	5,025	2,742
Accumulated deficit	(287,740)	(245,170)
Total shareholders’ equity	66,434	60,422

Total liabilities and shareholders’ equity	77,475	70,234

Profound Medical Corp.
Consolidated Statements of Operations and Comprehensive Loss
In USD (000s)

	Three months ended December 31, 2025 $	Three months ended December 31, 2024 $	Year ended December 31, 2025 $	Year ended December 31, 2024 $

Revenue
Recurring - non-capital	2,302	2,679	9,730	8,240
Capital equipment	3,675	1,498	6,368	2,440
	5,977	4,177	16,098	10,680
Cost of sales	1,986	1,214	4,705	3,643
Gross profit	3,991	2,963	11,393	7,037

Operating expenses
Research and development	4,272	4,649	20,596	16,965
Selling, general and administrative	7,088	6,658	32,051	23,134
Total operating expenses	11,360	11,307	52,647	40,099

Operating loss	7,369	8,344	41,254	33,062

Other (income) expenses
Net finance (income) expense	(160)	(332)	(1,070)	(1,436)
Net foreign exchange (gain) loss	940	(2,828)	2,134	(3,808)
Total other (income) expenses	780	(3,160)	1,064	(5,244)

Net loss before income taxes	8,149	5,184	42,318	27,818

Income tax expense	12	(92)	231	144
Deferred tax (recovery) expense	14	(146)	21	(146)
Total income tax (recovery) expense	26	(238)	252	(2)

Net loss attributed to shareholders for the year	8,175	4,946	42,570	27,816

Other comprehensive (income) loss
Item that may be reclassified to (income) loss
Foreign currency translation adjustment	(275)	(1,968)	(2,283)	2,823

Net loss and other comprehensive loss for the year	7,900	6,914	40,287	30,639

Loss per share
Basic and diluted net loss per common share	0.27	0.20	1.41	1.12
Basic and diluted weighted average common shares outstanding	30,726,382	25,770,800	30,232,966	24,765,503

Profound Medical Corp.
Consolidated Statements of Cash Flows
For the years ended December 31, 2025 and 2024
In USD (000s)

	2025 $	2024 $

Cash flows from operating activities
Net loss for the year	(42,570)	(27,816)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	373	707
Amortization of intangible assets	187	229
Non-cash lease expense adjustment	(37)	(38)
Share-based compensation	5,490	2,581
Interest and accretion expense	63	600
Change in amortized cost of trade and other receivables	-	(307)
Changes in operating assets and liabilities:
Trade and other receivables	(172)	186
Inventory	(2,822)	656
Prepaid expenses and deposits	464	31
Accounts payable, accrued expenses and other liabilities	378	815
Deferred revenue	371	(948)
Income taxes payable	42	-
Deferred tax liabilities	-	(58)
Deferred tax assets	26	(91)
Net cash used in operating activities	(38,207)	(23,453)

Cash flows from investing activities
Purchase of property and equipment	(176)	-
Purchase of intangible assets	(66)	-
Net cash used in investing activities	(242)	-

Cash flows from financing activities
Issuance of commons shares	42,436	62,106
Payments of financing costs	(1,016)	(4,895)
Repayments of long-term debt	(290)	(2,560)
Proceeds from the exercise of stock options	8	45
Net cash provided by financing activities	41,138	54,696

Net increase in cash and cash equivalents	2,689	31,243
Effect of exchange rate changes on cash	2,122	(2,544)
Cash, beginning of year	54,912	26,213
Cash, end of year	59,723	54,912